Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

      We consent to the reference to our firm under the caption “Experts” and to the use of our reports (a) dated July 9, 2004, with respect to the combined financial statements of DreamWorks Animation, and (b) dated October 7, 2004, with respect to the pro forma adjustments to the combined financial statements of DreamWorks Animation for the year ended December 31, 2003, in the Registration Statement (Form S-1 No. 333-117528) and related Prospectus of DreamWorks Animation SKG, Inc.

/s/ ERNST & YOUNG LLP

Los Angeles, California

October 25, 2004